September 25, 2023 Tecogen Appoints Ms. Susan Hirsch to Board of Directors WALTHAM, MA, Sept. 25, 2023 (GLOBE NEWSWIRE) -- via NewMediaWire – Tecogen Inc. (OTCQX: TGEN), a clean energy company providing ultra-efficient and clean on-site power, heating, and cooling equipment, is pleased to announce the appointment of Ms. Susan Hirsch to the Board of Directors. Ms. Hirsch was formerly Managing Director and Portfolio Manager for the TIAA Large Cap Growth Fund. Over the 15 years that she managed the fund, the assets under management grew to more than $20bn. She is presently on the board of Agenus, a publicly traded biotechnology company, a Trustee for the Baruch College Fund and an advisor for the High Atlas Capital Fund. “We are honored to have Ms. Hirsch join our board of directors. Her knowledge of financial markets and contacts in the industry are invaluable,” said Abinand Rangesh, CEO of Tecogen, “Ms. Hirsch has also been a long-time shareholder of Tecogen and it is a strong vote of confidence that she would choose to serve on our board. We look forward to her contributions on the board.” About Tecogen Tecogen Inc. designs, manufactures, installs, and maintains high efficiency and ultra-clean cogeneration products, including combined heat and power systems, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational, and industrial applications. The company’s cost efficient, reliable, and environmentally friendly products for energy production nearly eliminate criteria pollutants and significantly reduce customers’ carbon footprint. In business for over 35 years, Tecogen has shipped more than 3,200 units, supported by an established network of engineering, sales, and service personnel throughout North America. Aggregate run hours on Tecogen’s InVerde cogeneration systems exceeds 6 million hours. For more information, please visit www.tecogen.com or contact us for a free Site Assessment. Tecogen, InVerde e+, Ilios, Tecochill, Tecofrost, Tecopack, Tecopower, and Ultera are registered trademarks of Tecogen Inc. Tecogen Media & Investor Relations Contact Information: Abinand Rangesh, CEO P: (781) 466-6487 E: Abinand.rangesh@Tecogen.com

Source: Tecogen, Inc.